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American Axle and Manufacturing Conference Call

January 29, 2025, 8:00 A.M. Eastern

CORPORATE PARTICIPANTS

David Lim - Head of Investor Relations

David Dauch - Chairman, Chief Executive Officer

Chris May - Executive Vice President, Chief Financial Officer

American Axle & Manufacturing Conference Call

January 29, 2025, 8:00 A.M. Eastern

PRESENTATION

Operator

Good morning. My name is Rocco, and I will be your conference call facilitator today. We welcome you to today's conference call to discuss AAM's combination with Dowlais. All lines have been placed on mute to prevent [inaudible]. After the speaker's remarks, you will have an opportunity to ask questions. If you would like to ask a question during this time, simply press the star key and then the number one on your telephone keypad. If you would like to withdraw your question, please press star then two. As a reminder, today's call is being recorded.

I would now like to turn the call over to Mr. David Lim, Head of Investor Relations. Please go ahead, Mr. Lim.

David Lim

Thank you. Good morning, everyone, and thank you for joining the call and webcast to discuss AAM's combination with Dowlais, as well as an update to our full-year 2024 financial outlook. With me on the call today are AAM's Chairman and CEO David Dauch, and Executive Vice President and Chief Financial Officer Chris May.

Earlier this morning, we issued a press release announcing that AAM has reached agreement with Dowlais on the terms of a recommended combination. You can access this release on our website at www.aam.com, or through the PR Newswire services. The investor presentation related this transaction and referenced on this call can be found in the Investor Relations section of AAM's website. To listen to a replay of this call, dial 1-877-344-7529 or 412-317-0088, replay access code 6265092. This replay will be available beginning today through February 5th.

Now, before we begin, I'd like to remind everyone that the matters discussed in this call may contain comments and forward-looking statements that are subject to risks and uncertainties which cannot be predicted or quantified, and which may cause future activities and results of operations to differ materially from those discussed. For additional information, please reference slide two of our investor presentation or the press release that was issued today related to this proposed transaction.

Also, during this call, we may refer to certain non-GAAP financial measures. Information regarding these non-GAAP measures as well as a reconciliation of the non-GAAP measures to GAAP financial information is available in the presentation.

Today's call is not intended and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy securities of AAM or Dowlais in any jurisdiction where such offers or solicitations are not permitted by law.

The subject matter of today's call will be addressing the proxy statement that will be filed with the SEC. Investors should read the information in the proxy statement in its entirety when it becomes available. Information regarding the participants in the proxy solicitation is contained, in AAM's case, in AAM's annual proxy materials filed with the SEC and, in Dowlais' case, in Dowlais' equivalent filings and announcements made in accordance with typical UK law.

With that, let me turn things over to AAM's Chairman and CEO, David Dauch.

American Axle & Manufacturing Conference Call

January 29, 2025, 8:00 A.M. Eastern

David Dauch

Thank you, David, and good morning, everyone. Today American Axle & Manufacturing is pleased to announce that it has reached an agreement with the board of the Dowlais Group on the terms of recommended cash and share offer to be made by AAM for the entire issued and to be issued ordinary share capital of Dowlais for approximately $1.44 billion in cash and AAM shares.

This compelling strategic combination brings together two complementary global Tier 1 suppliers to create one of the leading global driveline and metal forming companies in the world. This combination will have greater size and scale, a comprehensive powertrain agnostic product portfolio deeply rooted in technology, and a more diverse and expanded customer mix and geographic presence.

AAM's position in axles combined with Dowlais' strength in side shafts, our mutual capability in all-wheel drive systems and electrification, and our combined expertise in forging, castings, and powder metal, supported by a strong vertical integration capability, positions the combined group with a strong growth profile.

And if that was not exciting enough, this strategic combination is expected to deliver approximately $300 million of synergies. We expect to run rate savings will be substantially achieved by the third year after the deal closes.

The acquisition positions AAM for high margin potential, strong earnings accretion, strong cash flow, and a strong balance sheet. Simply, AAM plus Dowlais creates a more balanced, a more resilient company with a robust business model to accelerate growth and value creation for all shareholders.

The details of the transaction are on slide four of our presentation deck. Under the terms of the agreement, Dowlais' shareholders will be entitled to receive for each share of Dowlais common stock 0.0863 shares of new AAM common stock, 42 pence per share in cash, and up to 2.8 pence Dowlais full-year '24 final dividend prior to closing. This deal implies a multiple of approximately 4.1 times based on 2023 adjusted EBITDA without synergies, and a multiple of approximately 3 times with synergies.

In our view, behind every great company are great people, and Dowlais is no exception across all levels. My focus as chairman and CEO is to blend the talents of both companies to create a robust organization across all levels. From a governance and a leadership perspective, we plan to expand the AAM board of directors by adding two independent directors from Dowlais, Simon Mackenzie Smith, the current chair of Dowlais, and Fiona MacAulay.

We welcome both Simon and Fiona, and we look forward to leveraging their knowledge, insight, and deep experience to help navigate a path for AAM's continued success. In addition, I'm very pleased to announce we have invited four Dowlais executives to join AAM's executive leadership team.

Finally, we estimate the transaction to close by year-end, subject to shareholder and regulatory approvals as well as customary closing conditions.

Now let's discuss the financial benefits of the combination. On slide five, you can see the size, scale, and financial opportunities very clearly. On a non-adjusted combined basis, revenues will approximate $12 billion. Combined adjusted EBITDA margin, including synergies, is approximately 14%. And we anticipate day one net leverage after the impact of the transaction financing of approximately 2.5 times, including synergies. Following the close of the transaction, we expect strong earnings accretion in the first full year.

American Axle & Manufacturing Conference Call

January 29, 2025, 8:00 A.M. Eastern

On slide six, let me provide you with a brief overview of the Dowlais Group. They are a market-leading high-technology engineering group which is comprised of two operating business units, GKN Automotive and GKN Powder Metallurgy.

GKN Automotive is a leader in the development and production of side shafts, prop shafts, all-wheel drive systems, e-drive systems, and e-powertrain components, and is a trusted partner to over 90% of the global automotive OEMs. GKN Powder Metallurgy is a global leader of high-performance and precision powder metal products for the automotive and industrial markets.

Simply, Dowlais is one of the global leaders in innovative automotive solutions, with approximately $6 billion in revenues. As you will hear in a moment, Dowlais is a perfect fit for AAM.

Starting on slide seven, the combination of AAM and Dowlais will create a new company with significant global size and scale which will incrementally transform AAM into a premier global driveline and metal forming supplier ranked in the top 10 in North America and top 25 globally.

Slide eight depicts an early indication of how we intend to operate the product groups within our driveline and metal forming structure. Where appropriate, we will reallocate business and supporting resources within the defined product groups. Our goal is to minimize the change to both businesses while delivering our respective business plans and optimizing the synergy opportunities when allowed.

Clearly, the Dowlais automotive and powder metallurgy businesses are complementary to AAM's existing driveline and metal forming structure. The combined group will have a comprehensive, highly engineered driveline portfolio and an expansive and vertically integrated metal forming capability.

On slide nine, the acquisition further solidifies AAM's capabilities to support OEMs across multiple light vehicle segments, including ICE, hybrid, and electric propulsion systems. This combination also allows for content per vehicle upside potential stemming from a larger product family and deep customer relations.

Post-close, we believe AAM will be even better situated for sustained long-term profitable growth from our ability to better support our OEM customers across various propulsion systems driven by our expanded product portfolio. In addition, we will have bigger opportunities in the China market with both domestic and international OEMs by leveraging the solid relationships built up over time by both AAM and Dowlais. Finally, as a combined company with deep expertise in driveline and metal forming technologies, we can expand to other platforms for additional growth.

From a diversification standpoint, the combined business benefits greatly from a more balanced customer mix and geographic presence. We anticipate our GM concentricity to reduce to 25%, or approximately 25%, post-close from approximately 40% today. Additionally, our global customer base grows and expands, as you can see on the pie chart.

American Axle & Manufacturing Conference Call

January 29, 2025, 8:00 A.M. Eastern

As to our geographic presence, our North American dependence reduces to 54% from 73% today, while our European and Asian exposures grow. In summary, this acquisition better positions AAM internationally and provides a more balanced and diversified customer mix and geographic presence.

Let's discuss how we're going to create shareholder value. On slide 13, we summarize the joint synergy plan that was developed with Dowlais to generate approximately $300 million of annual run rate cost synergies. This work was done over many weeks with advisers and accountants in order to provide both companies comfort and confidence in achievability.

The synergy savings will come mainly in three buckets: SG&A approximately 30%, whereby we'll be looking to eliminate duplicate public company costs and other costs, optimization of the combined workforces, streamlining of engineering research and development expenses, and the elimination of duplicate business and technical offices.

On the purchasing front, which will be approximately 50% of the synergies, we'll leverage the enhanced economies of scale and spend to reduce supply cost. We'll utilize vertical integration capabilities to deliver insourcing initiatives. We'll be achieving global freight and logistical savings through increased scale, utilization, and benefits from third-party logistic suppliers.

In the final bucket, operations, which will be 20% of the synergies, increasing operating efficiencies in the plants through the implementation of best of the best operating systems, and then ultimately optimizing the combined global manufacturing footprint. We anticipate run rate savings to be substantially achieved by the end of the third year, and the costs required to achieve our synergy plans are approximately equal to one year of savings.

Transitioning to financing, balance sheet, and capital allocation, we have fully committed financing in place for this transaction. We expect to raise approximately $2.2 billion of new debt financing. At closing, this deal is anticipated to be approximately net leverage neutral before synergies, and we expect to have ample liquidity.

Regarding capital allocation, historically AAM has been focused on organic growth and debt paydown. That will remain true in the near-term. However, as a combined organization with greater size and scale, we can now target a more balanced capital allocation policy once we are below 2.5 times net leverage, including a strong consideration of returning capital to shareholders.

Before I close, I want to share some more good news regarding our 2024 estimated financial results as compared to targets that were previously shared with you. We now expect to AAM's sales this year, in 2024, between $6.1 billion and $6.15 billion, which is no change from our November guidance.

From an adjusted EBITDA range standpoint, we expect $740 million to $750 million compared to $715 million to $745 million previously communicated, and adjusted free cash flow range of $220 million to $230 million versus $200 million to $220 million, as previously communicated.

Clearly, AAM expects to achieve the high-end of our adjusted EBITDA and adjusted free cash flow guidance, delivering strong 2024 performance. We will provide a full update of our fourth quarter and full-year performance when we announce earnings on Friday, February the 14th.

American Axle & Manufacturing Conference Call

January 29, 2025, 8:00 A.M. Eastern

In conclusion, we are extremely excited about this strategic combination. It will create an organization with meaningful size, scale, and synergy opportunities, a more robust business model based on compelling strategic rationale and industrial logic, a powertrain agnostic product portfolio while realizing enhanced diversification, a strong, experienced, and blended management team with a proven track record for success, significant margin and earnings accretion while accelerating opportunities for growth, and finally, strong value creation for all stakeholders, including an enhance capital allocation policy in the future.

In previous investor calls, I've outlined that AAM's efforts have been to generate strong free cash flow, strengthen our balance sheet, advance our electrification portfolio, and position us for profitable growth. This strategic combination with Dowlais does just that. And we are thrilled with this transaction, and we hope you are too.

Thank you for your participation today. I'll now hand the call back to David Lim to start on the Q&A portion of this call. Thank you.

QUESTION AND ANSWER

David Lim

Thank you, David. We have reserved some time to take some questions, and I would ask that you please limit your questions to no more than two. So, at this time, please feel free to proceed with any questions you may have.

Operator

Thank you. We will now begin the question and answer session. At this time, I would like to remind everyone to please press star, then the number one on your telephone keypad. We'll pause for just a moment to assemble our roster.

And today's first question comes from James Picariello with BNP Paribas. Please go ahead.

James Picariello

Hi. Good morning, everyone.

David Dauch

Morning, James.

James Picariello

My first question is on net leverage. So, day one, including the full run rate, is about 2.5 times. But at the close, assuming a clean year-end close, what would that net leverage look like on a true day one?

And the one comment in the slide on the $300 million in cost savings, is it one year of actual cash cost to achieve the $300 million, so thinking about $100 million in cash cost to achieve the $300 million? Thanks.

Chris May

Hey, good morning, James. This is Chris. I'll take both of those questions. Let's start first with net leverage, and your question is at close, a true day one. And you may have noted in some of David's prepared remarks, we anticipate to be approximately leverage neutral on day one. So, what does that mean?

American Axle & Manufacturing Conference Call

January 29, 2025, 8:00 A.M. Eastern

If you look at the '24 information that we provided here today as well as our 9/30 leverage as a company, we're right around 2.8-ish. And I would expect day one to look very similar to that. So, that's what we mean when we say roughly leverage neutral at true day one close.

Second question, you referred to cash cost to implement our synergy achievement. So, we have full run rate savings ultimately building to $300 million of annual flowthrough from a synergy perspective. In terms of cost to achieve, it would be 1 times those costs, so think $300 million. So, from a timing perspective, those, of course, would be incurred over the next few years, a little bit frontloaded as we're investing into the initiatives to realize those savings. So, think about maybe two-thirds of it sort of in the first year or two, and then they'll start to tail off pretty quickly.

James Picariello

Okay, got it. And then just the timeline from here on shareholder approval, and just any color commentary on what led to this announcement. Has this been a long time coming? I know that there was some discussion when Dowlais was still GKN Auto and owned by Melrose that Axel was looking at the asset at that point, which I think you guys might have refuted at the time. Yeah, just curious on that timeline in terms of the relationship here. Thanks.

David Dauch

Yeah. James, this is David Dauch. With respect to the timeline, clearly we've had tremendous respect for GKN Automotive throughout our history as a company. Obviously, we looked at the business initially back in the 2018 calendar year period of time when GKN was up for sale. Melrose ultimately purchased the business at that time. To your point, we did have discussions with Melrose in the '22 calendar year period of time. Unfortunately, we couldn't come to an agreement at that time.

However, we're very proud and very excited about the opportunity that we have before us that we just announced today. GKN and Dowlais is an outstanding company with outstanding talent with an expansive product portfolio that's very complementary to our business. We're over the moon excited in regards to the opportunities that exist here. There's tremendous synergistic opportunity and shareholder value creation opportunities. So, like I said, thrilled and excited that we're to this point. It's been a long time coming, but it's two great companies coming together and it's the perfect fit.

With respect to a timeline going forward, I mean, clearly we'll have to get shareholder approval on both sides. At the same time, we'll go through regulatory approvals across multiple countries, and there'll be other customary closing requirements that we'll have to navigate our way through. But hopefully, that addresses your question.

Operator

Thank you. And our next question today comes from Tom Narayan with RBC. Please go ahead.

Tom Narayan

Hi. Thanks for taking the questions. Just a follow-up on the last question on the synergies, and thanks for all the detail here. It looks like it's been already pretty vetted out in terms of the synergies. Just curious if this is really the kind of final level you think you could achieve, or is there more potentially that could happen? Just how kind of--usually when you get a deal and announcement like this or proposal, it's kind of a very high level thematic kind of synergy level, but it seems like a lot of detail here. So, just curious if you could kick the tires and all that kind of stuff, and how kind of detailed the work you've already done on getting to this $300 million number.

American Axle & Manufacturing Conference Call

January 29, 2025, 8:00 A.M. Eastern

David Dauch

Yeah, Tom, great question. We have been working extensively with the Dowlais Group, as well as I mentioned accountants and other folks, because we're required by the UK takeover panel to do such a thing. It's actually a great practice. We've been working for an extensive period of time, especially the last several weeks, in regards to our teams sitting side-by-side going through all the different synergistic buckets.

We broke it down for you in the form of SG&A, purchasing, and operations. We have justifications that supports and substantiation that's been reviewed with all the accountants that signed off on this. So, we're very excited in the fact. And like you said, we're well advanced in regards to identifying the plan to achieve these. We're highly confident that we can achieve these. And we have a large market basket to make sure that we're capable of achieving these going forward.

Clearly, we'll have further opportunity as we have a chance to visit their facilities. We are limited on what we could or could not do in that respect. So, as we get there, we'll be able to identify hopefully more operating improvement opportunities as well as looking at the right combination of facilities that we should maintain going forward.

But we're extremely excited about the synergistic opportunity. That truly is the value creation part, or a big part of value creation part, and we can't wait to get after it.

Tom Narayan

Great. Thanks. And my follow up--and I totally understand you're getting more OEM diversification. But the question, though, has to do with the geographic diversification, getting more exposure to Europe. Just curious why you think that's a good idea, given everything happening in Europe with Chinese competition, CO2 rules, electrification there, maybe going on a different path than maybe the US is. Is this really something you want to do to be more exposed to what's happening in Europe, or are you just looking at it as, look, diversification is good however you look at it, that's what's happening, or is it more that you're excited about expanding more into Europe? Thanks.

David Dauch

Well, we're excited about all the diversification, the customer side, the geographic presence side, as well as the product side of things as well. On the product side, we're expanding our portfolio. We'll be able to offer more to our customers, which is fantastic for not only us but also for our customer base there. And we're both reputable suppliers to the OEMs so that we bring stability in providing product to those customers.

On the customer side of things, it's always better to reduce your concentricity. When we started AAM back in 1994, we had two customers, and GM represented 98.5% of our business and Ford was 1.5%. When we did the Metaldyne acquisition, we dropped our GM percentage from roughly 67% down to approximately 40%, where we sit today. And with this acquisition, once it closes, we'll drop GM to approximately 25%. So, that's just good business practice across the board. At the same time, the other customers will be somewhere around the 15% or less, so a good position to be with each of the individual customers.

On the geographic presence side, I always think it's better, especially if you want to truly be an international global company, to have balance and presence in each of those regions. We recognize that each region brings different opportunities and different challenges. North America is a very strong market for us. China's the largest market in the world, and we want to be on the cutting edge of some of the electrification activity that's taking place there.

American Axle & Manufacturing Conference Call

January 29, 2025, 8:00 A.M. Eastern

And we recognize some of the challenges that exist in Europe, but we turn it the other way and say we think there's opportunity in Europe. Dowlais is very well-positioned with a powertrain agnostic portfolio that it can adjust ICE, hybrid, and EV applications. We have complementary products to add to that.

At the same time, we want to be the supplier of choice to the OEMs going forward. And there's no doubt there's going to be rationalization taking place. It already is taking place globally, but especially in Europe, and we think that we can capitalize on that going forward. So, we're not concerned. I mean, obviously, we'll keep a watchful eye on the restructuring that's taking place in Europe and we'll make the necessary adjustments to our business, but we're going to turn a negative or a challenge that's out there into a positive.

Tom Narayan

Great. Thank you.

David Dauch

Yeah. Thank you.

Chris May

Thanks, Tom.

Operator

Thank you. And our next question today comes from William Tackett with Morgan Stanley. Please go ahead.

William Tackett

Hey, guys, good morning. Just stepping in for Adam this morning. Just two quick questions. I guess first, obviously a lot of overlap between the two businesses. When you think about product market share and concentrations, do you think there's any risk of any one being sensitive or too high?

David Dauch

This is David. No. But, I mean, clearly we've done our preliminary assessment and all the antitrust type activities. We've got to let our legal teams at our collective organizations, our subject matter experts, work through that. But we're highly confident in regards to our position there.

We do not participate in the side shaft business today. They do not participate in the beam axle business today. So, those--I don't expect any issues there. Clearly, we both have business in all-wheel drive and electrification, so we'll have to assess that a little bit closer. And then we have a stronger, what do I want to say, steel forging and machining business, and they have a stronger powder metal business, but both very complementary to one another. So, we're not anticipating any problems, but we got to let the process work its due course.

William Tackett

Got it. That's very helpful. And then just last one, would you characterize--the sale of Dowlais, would you call it competitive? And I guess if so, I mean, does that make a difference for you guys?

American Axle & Manufacturing Conference Call

January 29, 2025, 8:00 A.M. Eastern

David Dauch

When you say competitive, do you mean--what do you mean by that, just so I'm clear?

William Tackett

Like, were there other bidders in the sale?

David Dauch

Quite honestly, I would just focus on the relationship that we had with Dowlais and with their board. And as we spoke earlier, we've had a longstanding relationship with them and obviously built up a very strong relationship with Simon Mackenzie Smith. And Liam Butterworth and I have known each other for a long time. So, we just--we've always felt that this was a good combination.

We're better together than we are independently of each other, although we both were successful on an independent basis. We just think, with where the market is today, potential challenges that are out there in the future, that size and scale certainly means something. The portfolio we're coming to the market with means something. And the complementary engineering and technology base that we both work from as well as our operational excellence is going to make a big difference for this business going forward and provide OEMs tremendous opportunities to work with a reliable and stable and a proven supplier.

Chris May

And the value creation story you can see on our slide five is tremendous. So, put that all together, it's a good outcome.

William Tackett

Perfect. Congrats, guys. It's a big day.

David Dauch

Thank you.

Operator

And the next question today comes from Gerald Spak with UBS. Please go ahead.

Gerald Spak

Thanks. Good morning, everyone. Just quick looking at Dowlais financials, it looks like they were also sort of around 5% sales CapEx. I think that's in line with your long-term average. I'm just wondering if that's still the go-forward reasonable range.

And I guess related on the synergy side, I think there was something about optimization of operations. What do you think about the combined footprint? Is there some consolidation likely, or how are you thinking about the combined footprint?

Chris May

Yeah. Gerald, this is Chris. I'll take your CapEx question and then touch--or I should say we can talk a little bit about the footprint. From a CapEx perspective, both companies have been sort of running in that 4% to 5% range. We've been traveling closer to the 4% range currently, meaning American Axle. I would expect, generally speaking, that range to continue into the near future. That's of course in addition to any of the synergy restructuring costs that we talked about. But generally speaking, I would expect a decent opportunity there from the CapEx.

American Axle & Manufacturing Conference Call

January 29, 2025, 8:00 A.M. Eastern

But also, through our process as we combine, we have not disclosed or talked about any CapEx synergies. As we work through this, there could be some of those that emerge through the combination as when we start to integrate the two companies together. So, potentially some ways to mitigate that as well.

David Dauch

And then Gerald, this is David. On the operation consolidation side of things, I mean, clearly we'll look at business and technical offices first. We'll look at the manufacturing facilities thereafter. Right now, we have not had the opportunity to visit their facilities, but clearly we will going forward. There's no doubt there will be synergistic opportunities there. We'll have to time those out appropriately.

But we've got to assess all the capacity utilization. We've got to assess the square footage, the proximity, just some of the different locations that we have. But, yes, there will be synergistic opportunities associated with both office and technical footprint consolidation and manufacturing plant consolidation.

Gerald Spak

So, just to quickly follow up, the optimizing manufacturing footprint bullet, that doesn't necessarily include plant consolidation. That's just sort of, again, optimization of the combined footprint, and that consolidation could be down the road but incremental to what you laid out here today?

David Dauch

Yeah, this includes a portion of that. But as I mentioned, we are limited in regards to not being able to visit the facilities. Therefore, we don't know if we've captured the full magnitude of it, but we certainly have included a portion of it in the numbers that we've identified at the $300 million run rate synergies. But we do have a strong market basket, and we're hopeful that we can grow that market basket going forward.

Gerald Spak

Okay. Thanks. And then just quick, I know you mentioned $2 billion in liquidity. Just I guess what type of just cash balance do you think the new entity needs to hold or what's sort of like a minimum level?

Chris May

Yeah, Gerald. This is Chris. I would think somewhere between the $600 million to $750 million range from a cash balance perspective that we would look to hold over time. Today AAM alone is a little over $0.5 billion that we hold. But combined, we can optimize some of that.

Gerald Spak

Okay. Thanks so much. Congrats.

Chris May

Yeah. Thanks, Gerland.

Operator

Thank you. And our next question comes from Dan Levy with Barclays. Please go ahead.

American Axle & Manufacturing Conference Call

January 29, 2025, 8:00 A.M. Eastern

Dan Levy

Hi. Good morning. Thanks for taking the questions. Wanted to first start with a question on powertrain. And obviously, we're seeing one of your competitors taking some pretty significant action on the cost saves part as they sort of reposition to a different powertrain world. So, wondering, I mean, American--we've heard your view in the past on where you stand on powertrain. Wondering, as far as Dowlais goes, how much work there might be to essentially adjust to the different powertrain reality that we have, especially in North America.

David Dauch

So, Dan, this is David. Listen, our job is to put together a powertrain agnostic portfolio that can support the market requirements, whatever they may be at whatever time it may take place. It's going to vary by region. Clearly, China and Asia are leading with respect to electrification. Dowlais has a leading joint venture over there that supports a lot of that business today with both domestic as well as international OEMs. We also have business in China ourselves today that's benefiting from that. So, combined together, I think we'll do quite well.

From a portfolio standpoint, they have a very expansive portfolio when it comes to electric drive units. So does American Axle, so that's complementary from electric drive unit standpoint. So, we should have the majority of the market covered with the product there. On the e-beam side of things, that's really led by American Axle. They are not in the beam axle business. But we've done a lot of work in that respect, and it's just a matter of when the market really needs an electric beam axle in the marketplace.

All we've tried to do is make sure that we've got bookshelf technology that can support the market demand that's driven by the consumer, is really what it comes down to. And clearly, there's been an adjustment here in North America based on what the consumer really wants. There's been an adjustment, or will continue to be an adjustment, based on the Trump administration being in office and potentially slowing down some of the requirements going forward.

But regardless, we need to be in a position, regardless of who the administration is or what the policies are, to be able to provide products that meet the consumers' needs and our customer direct needs. And that's the intent of what we're doing. So, a lot of work's been done by them already, meaning Dowlais, on development. A lot of work's been done by us on development. We'll scale back ER&D where appropriate. But at the same time, we'll continue to invest in electrification to make sure that we have a powertrain agnostic portfolio going forward.

Dan Levy

Is that part of the synergies as far as the powertrain sort of consolidation side?

David Dauch

Yeah, there is certainly some synergistic opportunity from an ER&D standpoint. We need to spend a little bit more time looking at things there, but yes. To your question, the answer is yes.

Dan Levy

Okay. Thank you. My follow-up question is maybe one more of historical context. The last significant acquisition or transaction that you did was Metaldyne back in 2018, and I think we could say probably the results at least were mixed. Maybe you could just talk to some of the lessons learned from when you did Metaldyne, and how that will shape the execution around this. Thank you.

American Axle & Manufacturing Conference Call

January 29, 2025, 8:00 A.M. Eastern

David Dauch

Well, we actually think that we did an outstanding job integrating the Metaldyne acquisition. We not only met but exceeded our synergistic delivery and--deliverable, I should say. So, we're very pleased with what we did there. We used a lot of that history that we learned from Metaldyne, good things as well as lessons learned, as we looked at and evaluated Dowlais.

We also needed--for the various constituents like the accountants and all, we had to identify the process that we used, the discipline of that process, the integrity of that process, the market baskets to support the $300 million that we communicated to everybody. And we're hopeful that we can continue--as we work closer with the Dowlais team to continue to grow that going forward.

So, we see a tremendous opportunity here. Again, as I said in my opening comments, we want to be very smart about what change we introduce and how we introduce that. Both are successful businesses that have to deliver their existing business plans. But clearly, there's synergistic opportunities here that can enhance the margins, generate strong cash flow going forward, and be accretive to the overall business.

Chris May

Yeah. Dan, this is Chris. I would also add to that not only getting to the point today of announcement of the synergies, but also going forward on the implementation, leveraging the best of both teams was a key lessons learned through the MPG acquisition. And in implementing a very structured process that we did then, we saw the benefits of that to enhance speed and increase opportunity sets for us to achieve those synergies. So, there was lessons learned, as David said, on both sides. But clearly, we have a great road map to deliver this result and continue to press for speed and more through the process.

Dan Levy

Great. Thank you.

David Dauch

Thank you.

Operator

Thank you. And gentlemen, your final question today is from Doug Karson with Bank of America. Please go ahead.

Doug Karson

Great, guys. Thanks so much, and congratulations on this historic move here. I wish you the best for it. The diversity and the scale is typically positive for bondholders. So, I think bond investors are looking at this optimistically, kind of bigger is better in many regards for this industry. If you could talk maybe a little bit about the debt financing, I think you mentioned about $2.2 billion of new debt. Have you thought about the structure around that new debt, if it would be secured or unsecured, or bank loans or bonds? Just getting some questions from interested bondholders.

Chris May

Yeah. Doug, good morning. This is Chris. I'll take that question. Yeah, as we indicated, we would expect to raise about $2.2 billion of incremental debt to conduct this transaction. Look, we'll take, as we go through this, looking at a combination of some bank loans, some institutional loans, and then some notes, either secured or, if the markets are opportunistic, for an unsecured structure. But I would expect holistically in terms of a--I'll call it ratio of secured to our total debt, to increase somewhat through this transaction as part of our financing package that we go out to the market with.

American Axle & Manufacturing Conference Call

January 29, 2025, 8:00 A.M. Eastern

Doug Karson

Great. And I came on the call a minute or two late. Did you give some timing? I think it's going to close by the end of calendar 2025. Is that right?

Chris May

Yes, that's our current target. Correct.

Doug Karson

Okay. All right, wonderful. Thanks for letting me get in the queue. I appreciate it.

Chris May

Yep. Thank you, Doug.

CONCLUSION

David Lim

Well, thank you, Doug. And we thank all of you who have participated on this call and appreciate your interest in AAM. We certainly look forward to talking with you in the future. Thank you.

Operator

Thank you. Ladies and gentlemen, this concludes today's conference call. We thank you all for attending today's presentation. You may now disconnect your lines, and have a wonderful day.

American Axle & Manufacturing Conference Call

January 29, 2025, 8:00 A.M. Eastern

Cautionary Statement Concerning Forward-Looking Statements

This document, and the documents incorporated by reference into this document, contain statements concerning the Company’s expectations, beliefs, plans, objectives, goals, strategies, and future events or performance, including, but not limited to, certain statements related to (i) the ability of the Company and Dowlais to consummate the Business Combination in a timely manner or at all; (ii) the satisfaction (or waiver) of conditions to the consummation of the Business Combination; (iii) adverse effects on the market price of the Company’s or Dowlais’s operating results, including because of a failure to complete the Business Combination; (iv) the effect of the announcement or pendency of the Business Combination on the Company’s or Dowlais’s business relationships, operating results and business generally; (v) future capital expenditures, expenses, revenues, economic performance, synergies, financial conditions, market growth, dividend policy, losses and future prospects; (vi) business and management strategies and the expansion and growth of the operations of the Company or the Dowlais; and (vii) the effects of government regulation on the business of the Company or Dowlais. Such statements are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and relate to trends and events that may affect the Company’s future financial position and operating results. The terms such as “will,” “may,” “could,” “would,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “project,” “target,” and similar words or expressions, as well as statements in future tense, are intended to identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or the Company’s management’s good faith belief as of that time with respect to future events and are subject to risks and may differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to: global economic conditions, including the impact of inflation, recession or recessionary concerns, or slower growth in the markets in which the Company operates; reduced purchases of the Company’s products by General Motors Company (GM), Stellantis N.V. (Stellantis), Ford Motor Company (Ford) or other customers; the Company’s ability to respond to changes in technology, increased competition or pricing pressures; the Company’s ability to develop and produce new products that reflect market demand; lower-than-anticipated market acceptance of new or existing products; the Company’s ability to attract new customers and programs for new products; reduced demand for the Company’s customers’ products (particularly light trucks and sport utility vehicles (SUVs) produced by GM, Stellantis and Ford); risks inherent in the Company’s global operations (including tariffs and the potential consequences thereof to the Company, the Company’s suppliers, and the Company’s customers and their suppliers, adverse changes in trade agreements, such as the United States-Mexico-Canada Agreement (USMCA), compliance with customs and trade regulations, immigration policies, political stability or geopolitical conflicts, taxes and other law changes, potential disruptions of production and supply, and currency rate fluctuations); supply shortages and the availability of natural gas or other fuel and utility sources in certain regions, labor shortages, including increased labor costs, or price increases in raw material and/or freight, utilities or other operating supplies for the Company or the Company’s customers as a result of pandemic or epidemic illness, geopolitical conflicts, natural disasters or otherwise; a significant disruption in operations at one or more of the Company’s key manufacturing facilities; risks inherent in transitioning the Company’s business from internal combustion engine vehicle products to hybrid and electric vehicle products; the Company’s ability to realize the expected revenues from the Company’s new and incremental business backlog; negative or unexpected tax consequences, including those resulting from tax litigation; risks related to a failure of the Company’s information technology systems and networks, including cloud-based applications, and risks associated with current and emerging technology threats, and damage from computer viruses, unauthorized access, cyber attacks, including increasingly sophisticated cyber attacks incorporating use of artificial intelligence, and other similar disruptions; the Company’s suppliers’, the Company’s customers’ and their suppliers’ ability to maintain satisfactory labor relations and avoid or minimize work stoppages; cost or availability of financing for working capital, capital expenditures, research and development (R&D) or other general corporate purposes including acquisitions, as well as the Company’s ability to comply with financial covenants; the Company’s customers’ and suppliers’ availability of financing for working capital, capital expenditures, R&D or other general corporate purposes; an impairment of the Company’s goodwill, other intangible assets, or long-lived assets if the Company’s business or market conditions indicate that the carrying values of those assets exceed their fair values; liabilities arising from warranty claims, product recall or field actions, product liability and legal proceedings to which the Company is or may become a party, or the impact of product recall or field actions on the Company’s customers; the Company’s ability or the Company’s customers’ and suppliers’ ability to successfully launch new product programs on a timely basis; risks of environmental issues, including impacts of climate-related events, that could result in unforeseen issues or costs at the Company’s facilities, or risks of noncompliance with environmental laws and regulations, including reputational damage; the Company’s ability to maintain satisfactory labor relations and avoid work stoppages; the Company’s ability to consummate strategic initiatives and successfully integrate acquisitions and joint ventures; the Company’s ability to achieve the level of cost reductions required to sustain global cost competitiveness or the Company’s ability to recover certain cost increases from the Company’s customers; price volatility in, or reduced availability of, fuel; the Company’s ability to protect the Company’s intellectual property and successfully defend against assertions made against the Company; adverse changes in laws, government regulations or market conditions affecting the Company’s products or the Company’s customers’ products; the Company’s ability or the Company’s customers’ and suppliers’ ability to comply with regulatory requirements and the potential costs of such compliance; changes in liabilities arising from pension and other postretirement benefit obligations; the Company’s ability to attract and retain qualified personnel in key positions and functions; and other unanticipated events and conditions that may hinder the Company’s ability to compete. It is not possible to foresee or identify all such factors and the Company makes no commitment to update any forward-looking statement or to disclose any facts, events or circumstances after the date hereof that may affect the accuracy of any forward-looking statement.

Additional Information

This document may be deemed to be solicitation material in respect of the Business Combination, including the issuance of shares of Company Common Stock in respect of the Business Combination. In connection with the foregoing proposed issuance of Company Common Stock, the Company expects to file a proxy statement on Schedule 14A, including any amendments and supplements thereto (the “Proxy Statement”) with the SEC. To the extent the Business Combination is effected as a scheme of arrangement under English law (the “Scheme Document”), the Share Issuance would not be expected to require registration under the Securities Act, pursuant to an exemption provided by Section 3(a)(10) under the Securities Act. In the event that the Company exercises its right to elect to implement the Business Combination by way of a takeover offer (as defined in the UK Companies Act 2006) or otherwise determines to conduct the Business Combination in a manner that is not exempt from the registration requirements of the Securities Act, the Company expects to file a registration statement with the SEC containing a prospectus with respect to the Share Issuance. INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT, THE SCHEME DOCUMENT, AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED BY THE COMPANY WITH THE SEC OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT (IF ANY) CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, THE BUSINESS COMBINATION AND RELATED MATTERS. Investors and shareholders will be able to obtain free copies of the Proxy Statement, the Scheme Document, and other documents filed by the Company with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors and stockholders will be able to obtain free copies of the Proxy Statement, the Scheme Document, and other documents filed by the Company with the SEC at https://www.aam.com/investors.

Participants in the Solicitation

The Company and its directors, its directors, executive officers and certain other members of management and employees will be participants in the solicitation of proxies from the Company’s stockholders in respect of the Business Combination, including the proposed issuance of Company Common Stock in connection with the Business Combination. Information regarding the Company’s directors and executive officers is contained in the Annual Report on Form 10-K for the fiscal year ended December 31, 2023 of the Company, which was filed with the SEC on February 16, 2024 and in the definitive proxy statement on Schedule 14A for the Company’s annual meeting of stockholders of the Company, which was filed with the SEC on March 21, 2024 and the document on Form 8-K of the Company, which was filed with the SEC on May 2, 2024. Additional information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the Proxy Statement when it is filed with the SEC. To the extent holdings of the Company’s securities by its directors or executive officers change from the amounts set forth in the Proxy Statement, such changes will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC by the Company. These documents may be obtained free of charge from the SEC’s website at www.sec.gov and the Company’s website at https://www.aam.com/investors.

Non-GAAP Financial Information

In addition to the results reported in accordance with accounting principles generally accepted in the United States of America (“GAAP”) included within this document, AAM has provided certain information in which includes non-GAAP financial measures such as estimated Adjusted EBITDA and estimated Adjusted free cash flow. These non-GAAP financial measures are also forward-looking financial measures. A reconciliation of non-GAAP forward-looking financial measures to the most directly comparable forward-looking financial measures calculated and presented in accordance with GAAP is included in the press release included in the Current Report of the Company dated January 29, 2025. The amounts in these reconciliations are based on the Company’s current estimates and actual results may differ materially from these forward-looking estimates for many reasons, including potential event driven transactional and other non-core operating items and their related effects in any future period, the magnitude of which may be significant.

Management of AAM believes that these non-GAAP financial measures are useful to management, investors, and banking institutions in their analysis of AAM’s business and operating performance. Management also uses this information for operational planning and decision-making purposes.

Non-GAAP financial measures are not and should not be considered a substitute for any GAAP measure. Additionally, non-GAAP financial measures as presented by AAM may not be comparable to similarly titled measures reported by other companies.

Definitions of Non-GAAP Financial Measures

AAM defines EBITDA to be earnings before interest expense, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding the impact of restructuring and acquisition-related costs, debt refinancing and redemption costs, gains or losses on equity securities, pension curtailment and settlement charges, impairment charges and non-recurring items.

AAM defines free cash flow to be net cash provided by operating activities less capital expenditures net of proceeds from the sale of property, plant and equipment. Adjusted free cash flow is defined as free cash flow excluding the impact of cash payments for restructuring and acquisition-related costs, and cash payments related to the Malvern fire, including payments for capital expenditures, net of recoveries.

Profit forecasts and estimates

The statements by AAM in this form regarding its adjusted EBITDA and adjusted free cash flow constitute profit estimates for the purposes of Rule 28.5 of the Code (AAM FY24 Profit Estimate). The Panel has granted AAM a dispensation from the requirement to include reports from reporting accountants and Alpha’s financial advisers in relation to the AAM FY24 Profit Estimate on the basis that: (i) the estimate is presented in a manner which is consistent with AAM’s ordinary course quarterly guidance; (ii) Dowlais has agreed to the dispensation; and (iii) the directors of AAM have provided the confirmations stated below. The assumptions and basis of preparation on which the AAM FY24 Profit Estimate is based and the AAM directors’ confirmation, as required by Rule 28.1 of the Code, are set out in appendix 4 of the announcement of a firm intention to make an offer for the entire issued and to be issued share capital of Dowlais Group plc made under Rule 2.7 of the Code made by AAM on 29 January 2025 (the “Announcement”). Other than the AAM FY24 Profit Estimate, nothing in this form is intended, or is to be construed, as a profit forecast or profit estimate for any period or to be interpreted to mean that earnings or earnings per share for AAM or Dowlais for the current or future financial years, will necessarily match or exceed the historical published earnings or earnings per share for AAM or Dowlais, as appropriate.

Quantified Financial Benefits Statement

This form contains statements of estimated cost savings and synergies arising from the Business Combination (together, the “Quantified Financial Benefits Statements”).

Statements of estimated cost savings and synergies relate to future actions and circumstances which, by their nature, involve risks, uncertainties and contingencies. As a result, the cost savings and synergies referred to in the Quantified Financial Benefits Statement may not be achieved, may be achieved later or sooner than estimated, or those achieved could be materially different from those estimated. No statement in the Quantified Financial Benefits Statement, or this form generally, should be construed as a profit forecast or interpreted to mean that the combined company’s earnings in the first full year following the date on which the Business Combination becomes effective, or in any subsequent period, would necessarily match or be greater than or be less than those of AAM or Dowlais for the relevant preceding financial period or any other period. For the purposes of Rule 28 of the Code, the Quantified Financial Benefits Statement contained in this form is the responsibility of AAM and the AAM directors.

A copy of the Quantified Financial Benefits Statements, the bases of belief, principal assumptions and sources of information in respect of any quantified financial benefits statement are set out in appendix 6 of the Announcement.